Exhibit 5.1

August 21, 2015

Catalyst Biosciences, Inc.

260 Littlefield Avenue

South San Francisco, CA 94080

Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) filed by Catalyst Biosciences, Inc. (formerly, Targacept, Inc.) (the “Company”) with the Securities and Exchange Commission (the “Commission”) on August 21, 2015, relating to the registration under the Securities Act of 1933, as amended, of an aggregate of 267,115 shares of the Company’s Common Stock (the “Shares”) issuable pursuant to stock options granted under the Catalyst Biosciences, Inc. 2004 Stock Plan, as amended (the “Plan”) and certain stand-alone stock option agreements with certain individuals (the “Options”), as assumed in connection with the Agreement and Plan of Merger dated as of March 5, 2015, as amended (the “Merger Agreement”) among the Company, Talos Merger Sub, Inc., and Catalyst Biosciences, Inc. (“Predecessor Catalyst”),

In connection with this opinion, we have examined the originals, or photostatic or certified copies, of the Merger Agreement, the Registration Statement and such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Shares, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

We express no opinion as to matters governed by any laws other than the General Corporation Law of the State of Delaware in effect on the date hereof.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and outstanding pursuant to the terms of the Plan or the Options, as applicable, will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and in any amendment thereto. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP